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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]


                                November 7, 2001


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025

         Re: Registration of 200,000 shares of common stock, par value
             $.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:


         In connection with the registration for resale of 200,000 shares of common stock, par value $.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 (File No. 333-70356) filed with the Securities and Exchange Commission on September 27, 2001 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 100,000 shares of common stock which were issued and sold to University Technology Corporation pursuant to a Common Stock Purchase Agreement dated as of August 27, 2001 by and between Geron Corporation and University Technology Corporation (the "Shares"); and (ii) 100,000 shares of common stock which are issuable upon exercise of the common stock warrant issued to University Technology Corporation (the "Warrant") pursuant to a Common Stock Warrant Agreement dated as of August 27, 2001 (the "Warrant Agreement").


         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrant. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, it is our opinion as of the date hereof that:

         1. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         2. The shares of common stock issuable upon exercise of the Warrant have been duly authorized, and assuming that the full consideration for each share of common stock issuable upon exercise of the Warrant is received by the Company in accordance with the terms of the Warrant, the shares of common stock issuable upon exercise of the Warrant, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."


                                                Very truly yours,

                                                /s/ LATHAM & WATKINS